Exhibit 4.20

CONSENT OF ENGINEER

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp. in connection with the report entitled “Technical Report on the Phoenix Deposit (Zones A & B) – Wheeler River Project, Eastern Athabasca Basin, Northern Saskatchewan, Canada” dated November 17, 2010, and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-80 of Denison Mines Corp.

Dated: January 7, 2013

/s/ Gilles Arseneau
Gilles Arseneau, Ph.D., P.Geo. SRK Consulting (Canada) Inc.